EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports First Quarter Loss of $(1,457,000)
on First Quarter Net Sales of $4,706,000

MINNEAPOLIS – April 26, 2004 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $4,706,000 for the first quarter ended March 31, 2004, a decrease of 27%, compared to net sales of $6,462,000 for the first quarter of 2003. The net loss for the first quarter of 2004 was $(1,457,000) or $(0.12) per share, compared to $(1,118,000), or $(0.09) per share, for the first quarter of 2003. Insignia Point-of-Purchase Services® (POPS) revenues for the first quarter were $3,659,000, a decrease of 32%, compared to first quarter 2003 POPS revenues of $5,391,000. The first quarter POPS revenue figure includes $134,000 generated by the VALUStix coupon business.

CEO Scott Drill commented, “Although our outlook for POPS in 2004 continues to be cautious, we are optimistic that we will see improvement in the second half of the year relative to current business levels. The number of contract proposals to our consumer packaged goods customers has recently increased, and we anticipate that several of these proposals will be accepted. We currently have $3,400,000 POPS revenue booked for second quarter.”

Drill went on to state, “Turning to the litigation, the judge has not yet ruled on our motion to dismiss. In the meantime, we are proceeding with the discovery process. Legal expense, which was $433,000 in the first quarter, will remain high unless the judge dismisses the lawsuit.”

Conference Call

The Company will host a conference call today, April 26 at 4:00 p.m. Central Time. To access the live call, dial 800-361-0912 or 913-981-5559. The conference code is 409738. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through May 3, 2004. To access the replay, dial 888-203-1112 or 719-457-0820 and reference the passcode 409738.

— more —

Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

April 26, 2004	Insignia Systems, Inc. Reports First Quarter Loss	Page 2

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising and promotional products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Brookshire’s, Kroger, Minyard Food Stores, Pathmark, Safeway, and Rite Aid. Through the nationwide POPS network, over 180 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K/A for the year ended December 31, 2002 and Form 10-Q for the period ended September 30, 2003. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

— more —

Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

April 26, 2004	Insignia Systems, Inc. Reports First Quarter Loss	Page 3

Insignia Systems, Inc.
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2004	2003

Net Sales	$ 4,706,000	$ 6,462,000
Cost of Sales	3,346,000	3,888,000
Gross Profit	1,360,000	2,574,000
Operating Expenses:
Selling	1,512,000	2,312,000
Marketing	268,000	386,000
General & administrative	1,051,000	1,010,000
Operating Loss	(1,471,000)	(1,134,000)
Other Income (Expense)	14,000	16,000
Net Loss	$(1,457,000)	$(1,118,000)
Net Loss Per Share
Basic and diluted	$ (0.12)	$ (0.09)
Shares used in calculation of
net loss per share:
Basic and diluted	12,472,000	12,013,000

SELECTED BALANCE SHEET DATA

	March 31, 2004	December 31, 2003

Cash and cash equivalents	$4,543,000	$5,225,000
Working capital	$4,607,000	$5,797,000
Total assets	$10,390,000	$11,676,000
Total liabilities	$3,896,000	$3,854,000
Shareholders’ equity	$6,494,000	$7,822,000

####

Insignia Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com